Exhibit 99.2

WILLOW FINANCIAL BANCORP, INC. RECEIVES EXTENSION

TO FILE QUARTERLY REPORTS

For Immediate Release

WAYNE, PA—April 8, 2008—Willow Financial Bancorp, Inc. (the “Company”) (NASDAQ/Global Select Market: WFBC), the holding company for Willow Financial Bank (the “Bank”), announced today that, on April 8, 2008, the Company was notified that the Nasdaq Listing Qualifications Panel (the “Panel”) granted the Company’s request for an extension of the deadlines previously established by the Panel for the Company to file its Quarterly Reports on Form 10-Q for the periods ended September 30, 2007 and December 31, 2007.  The Panel’s determination to grant the Company’s extension request was subject to the condition that the Company file its Form 10-Q for the September 30, 2007 quarter on or before May 14, 2008 and that its Form 10-Q for the December 31, 2007 quarter be filed on or before May 22, 2008.  The Company anticipates that the Form 10-Qs will be filed prior to these respective new deadlines.

Donna Coughey, President and CEO of Willow Financial Bancorp, stated “We are finalizing the amendment to our June 30, 2007 Annual Report, including our restated financial statements.  We expect to file it shortly.  The first quarter Quarterly Report will promptly follow that filing and the second quarter Quarterly Report will be filed by May 22, 2008.”

About Willow Financial Bancorp

Willow Financial Bancorp, Inc. (NASDAQ Global Select Market:  WFBC) is the holding company for Willow Financial Bank, a community bank in Southeastern Pennsylvania with $1.6 billion in assets.  Willow Financial Bank’s 29 branch offices are located in Bucks, Chester, Montgomery, and Philadelphia counties — some of the fastest-growing communities in Pennsylvania.  With 29 convenient offices, the Bank provides a complete line of products and services, including:  retail banking, business and commercial banking, cash management, wealth management and investments.  Our relentless focus on customer service caters to the distinctive needs of consumers and small business owners through the more complex needs of larger commercial clients and high net worth individuals.  Willow Financial Bank was recognized as the “Best Neighborhood Bank” by Philadelphia Magazine in 2007.  Headquartered in Wayne, Pennsylvania, Willow Financial Bank has the team, the resources, and the product breadth to compete with any bank in the region.  To see what WillPower is worth, visit www.willowfinancialbank.com or call 1-800-NEW WILLOW.

Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to management’s intentions, plans, beliefs, expectations or opinions.  Forward-looking statements may be identified by the use of words such as “believe”, “expect”, “will”, “anticipate”, “intend”, “plan”, “estimate”, “could”, “may”, “likely”,

“probably” or “possibly”.  Willow Financial Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Company contact:

Donna M. Coughey,

President and Chief Executive Officer

610 995-1700